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                                EXHIBIT 99




FOR IMMEDIATE RELEASE
                                                           CONTACT:  TOM MUNDT
                                                        PHONE:  (616) 866-5589
                                                          FAX:  (616) 866-0257
                                             http://www:wolverineworldwide.com


                WOLVERINE WORLD WIDE ANNOUNCES PROGRAM

                TO BUY-BACK 2.2 MILLION COMMON SHARES


     ROCKFORD, MICHIGAN, AUGUST 20, 1998 --Wolverine World Wide, Inc. (NYSE:WWW) today announced that its Board of Directors has authorized the repurchase of up to 2,200,000 shares of the Company's common stock within the next eighteen months. As of July 31, 1998, Wolverine had 43,780,000 shares of common stock outstanding. The purchases may be made on the open market or in privately negotiated transactions, depending upon the market conditions and other factors. Purchases will be funded from the Company's cash flow from operations and credit facilities and will be reserved for later reissue in connection with potential future stock dividends, employee benefit plans and other general corporate purposes.

     "The Board of Directors believes the current low valuation of Wolverine World Wide common shares makes the stock a solid investment and represents an attractive opportunity to enhance long-term shareholder value," said Geoffrey B. Bloom, Wolverine World Wide Chairman and CEO. "The buyback authorization expresses our confidence in the Company's strategic plan for future growth and sound business fundamentals."

     Wolverine World Wide, Inc. manufactures and markets a wide variety of branded footwear and performance leathers. Major branded products of the Company include: Bates[REGISTERED] uniform footwear; Caterpillar[REGISTERED] footwear; Coleman[REGISTERED] footwear; Harley-Davidson[REGISTERED] footwear; Hush Puppies[REGISTERED] shoes, slippers and accessories; Hush Puppies Homeware<Trademark> slippers; Hy-Test[REGISTERED] work boots and shoes; Merrell[REGISTERED] outdoor footwear; Sioux-Mox[REGISTERED] moccasins; Tru-Stitch[REGISTERED] slippers; Wimzees[REGISTERED] footwear; Wolverine[REGISTERED] work, sport and rugged outdoor footwear, apparel and accessories; Wolverine DuraShocks[REGISTERED] SR comfort technology; Wolverine Fusion<Trademark>; and Wolverine All Season Weather Leathers<Trademark>.

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